CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 1996, on our audits of the consolidated financial statements of The Med-Design Corporation and Subsidiaries as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, which report is included in The Med-Design Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1995.


     We also consent to the references to our firm set forth under the caption "Experts" in this Registration Statement.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, PA 19103
June 13, 1996